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                                                                   EXHIBIT 10.20

November 25, 2002

Mr. Timothy Wright
55B Handcock Street
Lexington, MA  02173

Dear Timothy:

This letter will confirm the terms of your employment by Geac Computers, Inc. ("GEC") and your work as Sr. VP and Chief Technology Officer of Geac Computer Corporation Limited ("Geac") effective January 2, 2003.

You shall serve faithfully to the best of your ability and shall throughout the term of your assignment devote your full working time and attention to the business and affairs of GEC and Geac and shall use your best efforts to maintain and advance that business.

It is understood that you are not being offered employment for a definite period of time and that either you or GEC may terminate the employment relationship at any time and for any reason without prior notice and, except in the circumstances and to the extent expressly set forth below, without additional compensation to you.

REPORTING OBLIGATION

As Chief Technology Officer, you will report to the President and Chief Executive Officer of Geac.

DETAILS OF YOUR REMUNERATION

1.       BASE SALARY:

Annual base salary of US$250,000 per annum, subject to annual review. This will be paid in semi-monthly installments subject to all proper withholding taxes and any deductions attributable to your required or elective contributions to the benefits provided by GEC, including the benefits referred to in Section 3 of this letter.

2.       BONUS:

You will be eligible to participate in the Geac FY03 Bonus Plan. Your FY03 bonus target amount will be US$150,000, split 50% to company performance and 50% to the achievement of functional objectives or MBO's. Both company performance, including revenue and EBIT performance, and functional objectives are tied to the Geac approved Board of Directors plan. "EBIT" is defined in Schedule "A".

For the remainder of FY03 (based upon your start date of January 2, 2003), you will be eligible for a prorated bonus in the amount of US$50,000. Bonus target amounts for FY04 and beyond
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                                       2

will be reviewed and set at least annually, but the bonus target amount will not decrease below US$150,000.

3.       GROUP BENEFITS:

You will be entitled to receive and participate in all of Geac's U.S. standard employee benefit plans. All such benefits will be provided to you by a provider or providers in the United States.

4.       VACATION:

During each year of your employment with GEC you will be entitled to 4 weeks paid vacation to be taken at mutually agreeable times.

STOCK OPTIONS

On January 2, 2003, you have been granted options ("Options") to purchase 300 thousand (300,000) common shares of Geac with an exercise price that will be set on January 2, 2003. These Options are granted subject to Geac's Stock Option Plan VI (the "Plan"). Upon receipt of regulatory approval, Geac may transfer all or some of the Options out of the Plan and list the common shares underlying such transferred Options. In such event, transferred Options will continue to be governed by the terms of the Plan. The options shall have an "Option Period" for purposes of the Plan of ten years from the date of grant. Options will vest equally over a four year period, commencing December 1, 2003.

VOLUNTARY RESIGNATION

If you wish to resign voluntarily you shall provide GEC and Geac with at least 30 days prior written notice, which shall set out a proposed date of resignation. GEC may elect to require you to remain in its employment for all or part of the notice period, or may require that you resign immediately. Upon the date of your resignation, GEC shall pay you all unpaid salary and shall pay any unpaid bonus provided that the conditions for payment of the bonus have been met. Upon the date of your resignation the vesting of Options shall cease and you will have no entitlement to pay or benefits beyond the date of resignation. This paragraph shall be subject to, and shall not apply in the case of resignation following a Change in Control described in the paragraphs hereafter set forth concerning a Change in Control.

TERMINATION FOR CAUSE

If you have engaged in any conduct constituting Just Cause (as hereinafter defined) for dismissal, GEC may terminate your employment by providing you with written notice of termination and your employment and your rights under this Agreement shall terminate on the day the notice is delivered to you. Upon termination for Just Cause you shall be paid all unpaid salary owing to you, the vesting of Options shall cease and the Options shall terminate forthwith. You will have no entitlement to pay or benefits beyond the date of termination.

As used in this Agreement, the term "Just Cause" shall mean (a) your material failure to substantially perform your duties with GEC or Geac (other than any such failure resulting from
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                                       3

your incapacity due to physical or mental illness) that continues for more than 30 days after a written demand for substantial performance is delivered to you by the Chief Executive Officer of GEC or Geac, which demand specifically identifies the manner in which GEC or Geac believes that you have not substantially performed your duties, (b) the willful engaging by you in conduct which is materially injurious to GEC, Geac or any of their respective affiliates, monetarily or otherwise, (c) your conviction of any crime, other than routine traffic violations and other minor misdemeanors, or (d) your engaging in any business which materially competes with any material business of GEC, Geac or any of their respective affiliates.

TERMINATION FOR ANY REASON OTHER THAN JUST CAUSE

GEC shall have the right to terminate your employment at any time for any reason other than Just Cause. You shall be entitled to receive on the date of such termination a lump sum cash payment (the "Termination Payment") in an amount equal, at your option, to (i) your base salary received or receivable by you in respect of the immediately preceding year in the normal payroll cycle or (ii) your base salary for the calendar month preceding the date of termination multiplied by 12. Subject to the agreement of the carrier or carriers, GEC will also maintain all of your benefits of employment for a period of 12 months from the date of termination. In the event that one or more carriers does not agree to such an extension of coverage, GEC agrees to pay you an amount equal to the cost of your obtaining substantially equivalent benefit coverage. You will be paid, credited or reimbursed, as the case may be, for all unpaid salary (including credit for any vacation earned but not taken), expenses, benefits and other amounts payable to you or earned by you up to the termination date. The vesting of Options shall cease on the date of termination and you shall have the right to exercise Options vested prior to that date for a period of 30 days from the date of termination (provided that in no event shall the period during which you may exercise Options exceed the Option Period of ten years).

CHANGE IN CONTROL AND CHANGE AFFECTING YOUR EMPLOYMENT

1. In the event that there shall occur both a Change of Control and a Change Affecting Your Employment within 12 months of a Change in Control, you may elect to resign from GEC within 120 days of the Change in Control and Change Affecting Your Employment. In the event of your resignation, you will be provided with the following:

(a) On the effective date of your resignation, GEC will pay you the Termination Payment, calculated as though such effective date was the effective date of the termination of your employment by GEC for a reason other than Just Cause; and

(b) Subject to the agreement of the carrier or carriers, GEC will maintain all benefits of employment for a period of 12 months from the date of termination. In the event that one or more carriers does not agree to such an extension of coverage, GEC agrees to pay you an amount equal to the cost of your obtaining substantially equivalent benefit coverage.

(c) In such event, you will also be paid, credited or reimbursed, as the case may be, for all unpaid salary (including credit for any vacation earned but not taken), expenses, benefits and other amounts payable to you or earned by you up to the date of resignation. Also, in
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                                       4

         such event, all unvested Stock Options previously granted shall become fully vested and you shall have the right to exercise those Options for a period of 12 months from the date of resignation (provided that in no event shall the period during which you may exercise Options exceed the Option Period of ten years).

2. In no case will you be entitled to both a payment for termination for any reason other than cause and for a termination in the event of a Change in Control and Change Affecting Your Employment.

For the purposes of this Letter Agreement, "Change in Control" and "Change Affecting Your Employment" are defined as set out in Schedule "B".

PROPERTY OF GEC, GEAC AND THEIR AFFILIATES

All equipment, material, written correspondence, memoranda, communication, reports, or other documents pertaining to the business of GEC, Geac or any of their respective affiliates used or produced by you in connection with your employment, or in your possession or under your control, shall at all times remain the property of GEC, Geac and their respective affiliates. You shall return all property of GEC, Geac and such affiliates in your possession or under your control in good condition within one week of a request by GEC or Geac, or within one week of the termination of your employment.

NON-DISCLOSURE

You agree to be bound by the terms of the General Confidentiality Agreement attached hereto as Schedule "C".

RESIGNATION AS OFFICER AND DIRECTOR

You covenant and agree that, upon any notice of your resignation from GEC or termination of your employment being given, you shall forthwith tender your resignation from all offices and directorships then held by you at GEC, Geac or any of their respective subsidiaries and affiliates, such resignation to be effective immediately, or at such other date as may be mutually agreed to by you and GEC, and you shall not be entitled to receive any severance payment or compensation for loss of office or otherwise by reason of the resignation, other than what has been provided elsewhere in this Agreement. If you fail to resign as set out above, you will be deemed to have resigned from all offices and directorships, and GEC and Geac are each hereby authorized by you to appoint any person in your name and on your behalf to sign any documents or do any things necessary or required to give effect to such resignation.

CHOICE OF LAW

This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the Commonwealth of Massachusetts, U.S.A.
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                                       5

SUBMISSION TO ARBITRATION

It is hereby agreed that any dispute or controversy in connection with this Agreement, including its interpretation, will be conclusively settled by submission to arbitration (the "Arbitration") in accordance with the employment rules of arbitration of American Arbitration Association as amended from time to time. The Arbitration will be conducted before a single arbitrator mutually agreeable to the parties (the "Arbitrator") and shall take place in Suffolk County, Massachusetts. Each party will be responsible for its own legal costs incurred at the Arbitration. The cost of the Arbitrator will be shared subject to GEC's agreement to reimburse you for your share of the Arbitrator's costs in the event you are successful at the Arbitration. The Arbitrator shall not have authority to award exemplary, punitive, multiple or similar damages. Notwithstanding any other provision hereof, GEC, Geac and any of their respective affiliates shall have the right to seek injunctive or other appropriate equitable relief from a court of competent jurisdiction at any time in aid of the Arbitration or to protect and enforce any of its rights.

NOTICES

Any notice required or permitted hereunder shall be deemed to be delivered on the date of actual delivery, if delivered personally, or on the date four days after mailing, if delivered by registered mail. In the case of postal disruption, delivery shall be made by way of personal delivery.

LEGAL COSTS

GEC shall pay, or at your option, shall reimburse you for, the reasonable legal fees up to US$2,000 and disbursements incurred by you in connection with the drafting and negotiation of this Agreement.

ENTIRE AGREEMENT

This Agreement contains the entire agreement between us with respect to the subject matter hereof. Any and all other oral or written representations, agreements, arrangements or understandings between us are hereby terminated.

                                    * * * * *

We trust that the above terms are acceptable to you and we ask that you indicate your acceptance of these terms by signing the enclosed copy of this letter and returning it to my attention by November 2002. This offer becomes null and void should the signed acceptance not be returned to me by that time.
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Timothy, we look forward to welcoming you to the Geac team.

Sincerely,

Geac Computers, Inc.

By:    "Paul D. Birch"
       -----------------------------
       Paul D. Birch, President

Geac Computer Corporation Limited

By:    "Paul D. Birch"
       -----------------------------
       Paul D. Birch, President and
              Chief Executive Officer

ACCEPTED:

"Timothy Wright"                                     11/25/02
------------------------------------                 --------------------------
Timothy Wright                                       Date
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                                  Schedule "A"

                                 EBIT Definition

     With respect to Geac and its subsidiaries for any fiscal period, an amount equal to:

(a)      Consolidated Net Income for such period plus;

(b) To the extent deducted in the calculation of Consolidated Net Income and without duplication;

         (i)      income tax expense for such period,

         (ii)     Consolidated Total Interest Income/Expense for such period,

         (iii) the aggregate amount of one time non-recurring expenses and/or charges or gains in the disposition of businesses taken by Geac and its subsidiaries in the fiscal year ending April 30, 2003, all of the above relating to the restructuring of the business.
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                                       8

                                  Schedule "B"

"Change in Control" means the occurrence of one or more of the following events:

1. The sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Geac's assets considered on a consolidated basis to any person or company or combination of persons or companies;

2. The adoption of a plan relating to the liquidation or dissolution of Geac;

3. The acquisition by any person or company or combination of persons or companies acting jointly or in concert of a direct or indirect interest in more than 50 percent of the ownership of Geac or the voting power of the voting shares of Geac by way of a purchase, merger or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of Geac as a result of such transaction);

4. The amalgamation, merger or consolidation of Geac with or into another corporation or the amalgamation or merger of another corporation into Geac with the effect that immediately after such transaction the shareholders of Geac immediately prior to such transaction hold less than 50 percent of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the person surviving such amalgamation, merger or consolidation; or

5. During any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of Geac shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Geac's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period or who, themselves, were approved during such period by the requisite two-thirds vote specified above.

"Change Affecting Your Employment" means any of the following circumstances which are not accepted by you during the 90-day period immediately following the date on which you become aware of such circumstances:

1. Any change to your employment conditions with GEC which would significantly reduce the nature or status of your responsibilities;

2. A reduction by GEC in your annual compensation as of the date of the Change in Control;
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3.       The failure by GEC to continue in effect for your benefit any perquisites or participation in any employee benefit plan to which other employees of GEC are entitled, to the same extent to which any other employees enjoy such benefits;

4. Any other change which would constitute "constructive dismissal" under applicable law; or

5. Any change in the location of the principal office of GEC, which is located in Southborough, MA, which causes you to substantially increase your travel time or relocate.
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                                       10

                                  Schedule "C"

     Agreement Respecting Confidentiality, Exclusivity and Non-Solicitation

1.       Confidential Information

"Confidential Information" means information disclosed to me or acquired by me as a result of my employment with Geac Computers, Inc. ("GEC") or my work with Geac Computer Corporation Limited ("Geac") or their respective affiliates and includes but is not limited to information relating to GEC, Geac and such affiliates' products or developments of new or improved products, marketing strategy, sales or business plans, the names and information about GEC, Geac and such affiliates' past, present and prospective customers (to whom GEC, Geac or an affiliate has made a proposal during the course of my employment) and clients, trade secrets and any other information which is not in the public domain and which information can be reasonably deemed confidential information whether or not such information is explicitly identified as being confidential. "Confidential Information" shall not include:

         (a) Information that was known by me at the time it was disclosed to me by GEC, Geac or an affiliate of either; or

         (b) Information that is or becomes publicly known or otherwise enters the public domain through no wrongful act of mine; or

         (c) Information that is received by me from a third party which has no obligation to maintain it in confidence; or

         (d) Information that is developed independently by me without use of any Confidential Information.

2.       Use and Disclosure

While employed by GEC and for a period of five (5) years following the termination of my employment (the "Confidentiality Period"), I shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information, except where authorized or required to do so for the performance of my employment; provided that for any such Confidential Information constituting a trade secret, the Confidentiality Period shall extend for so long as the particular Confidential Information remains a trade secret under applicable law. I agree and acknowledge that Confidential Information of GEC, Geac and their respective affiliates is the exclusive property of GEC, Geac and such affiliates and I shall hold all such Confidential Information in trust for GEC, Geac and such affiliates. I confirm and acknowledge my fiduciary duty to use my best efforts to protect Confidential Information; not to misuse such information; and to protect such Confidential Information from any misuse, misappropriation, harm, or interference by others in any manner whatsoever.
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3.       Geac Property

I agree that all other discoveries, developments, inventions, ideas, concepts, research and other information, processes, products, methods and improvements or parts thereof (including, without limitation, all computer programs, algorithms, subroutines, software, source codes, object codes, flow charts, schematics, designs, specifications, drawings, web page designs, graphic designs, product plans or definitions, research data or results and media design) written, conceived, developed, reduced to practice or otherwise made by me, alone or jointly with others and in any way (a) relating to the present or proposed products, programs or services of GEC, Geac or their respective affiliates or
(b) relating to tasks assigned to me during the course of my employment or (c) derived from the Confidential Information obtained by me in the course of my employment, whether or not patentable or subject to copyright protection or other forms of proprietary protection, and whether or not reduced to tangible form, memorialized or reduced to practice, during the period of my employment with GEC or my work with Geac, or during the twelve month period next succeeding the termination of my employment with GEC, whether or not made during my regular working hours, and whether or not made on the premises of GEC, Geac or any affiliate of either of them, and whether or not disclosed by me to GEC, Geac or their respective affiliates (hereinafter collectively referred to as "Developments") shall be the sole property of Geac.

I agree that all of the Developments, including, without limitation, all parts thereof, and any memorialization thereof by electronic or manual storage, transcription, or recording, and any display, performance or modification thereof or derivative work based thereon, is work made for hire under the copyright laws of the United States especially ordered and commissioned by Geac. Geac shall be deemed the sole author, creator and inventor, as the case may be, of the Developments.

I agree to, and hereby do, assign, to Geac all my right, title and interest throughout the world in all Developments and to anything tangible which contains, represents, evidences, records, performs, displays, embodies or constitutes any such Development. I hereby assign and, to the extent any such assignment cannot be made at present, I hereby agree to assign to Geac all copyrights, patents, trademarks and other proprietary rights I may have in any such Development, together with the right to file for or own wholly without restriction United States and foreign copyrights, patents, trademarks and other proprietary rights with respect thereto. I agree to waive, and hereby waive, all moral rights which I may have in or to any Developments and, to the extent that such rights may not be waived, I agree not to assert such rights against Geac or its licensees.

I specifically agree and acknowledge that the foregoing assignment covers all results, outputs and products of my work for GEC, Geac or any of their respective affiliates prior to the date hereof, whether as an employee or as a consultant, and all related copyrights, patents, trademarks or other proprietary rights, and that all such results, output and products shall be Developments hereunder and the sole property of Geac.
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                                       12

Any reference to "proprietary protection" or "proprietary rights" in this Agreement shall mean all forms and types of proprietary protection or proprietary rights, as the case may be, however denominated.

I am subject to no contractual or other restriction or obligation which will in any way limit my activities on behalf of GEC, Geac or any of their respective affiliates. I hereby represent and warrant to GEC and Geac that I have no continuing obligations to any previous employer (a) with respect to any Development or (b) which require me not to disclose information to GEC or Geac which in any way relates to the present business of GEC or Geac or any of their respective affiliates. I further represent and warrant that I do not claim rights in, or otherwise exclude from this Agreement, any Development, except the following (the "Excluded Material"):

                                     "NONE"

         (If none, please write "None".)

If during the period of my employment with GEC or my work with Geac or during the twelve month period next succeeding the termination of my employment with GEC, I incorporate into any Developments any Excluded Material or any other proprietary information owned by me or in which I have an interest, I hereby grant, and to the extent any such grant cannot be made at the present, I agree to grant to each of GEC and Geac a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license, with the right to sublicense, to make, use, refrain from using, sell, offer for sale, import, modify, delete, add to, reproduce, create derivative works based upon, distribute, perform, display or exploit in any way, such Excluded Material and such other proprietary information, in whole or in part, by any means, now known or later developed, in all languages, as part of or in connection with any such Developments.

I shall make and maintain adequate and current written records of all Confidential Information and Developments which by virtue of this Agreement are the sole property of Geac and shall disclose same promptly, fully and in writing to Geac's Board of Directors or its duly authorized officer, irrespective of whether such Confidential Information and Developments are conceived, developed or made after the termination of my employment with GEC and my work with Geac.

If requested to do so by GEC or Geac, I agree to sign a Termination Certificate in which I confirm that I have complied with the requirements of this Agreement and that I am aware that certain restrictions imposed upon me by this Agreement continue after termination of my employment. I understand, however, that my obligations under this Agreement will continue even if I do not sign a Termination Certificate.

During and after the term of my employment by GEC and my work with Geac, I shall execute, acknowledge, seal and deliver all documents, including, without limitation, all instruments of assignment, patent and copyright applications and supporting documentation, and perform all acts, which GEC or Geac may request to secure its rights hereunder and to carry out the intent of this Agreement. In furtherance of my undertaking in the immediately preceding sentence, I specifically agree to assist Geac, at Geac's expense, in every proper way to obtain for its sole
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                                       13

benefit, in any and all countries, patents, copyrights, trademarks or other forms of proprietary protection for all Developments which by virtue of this Agreement are the sole property of Geac and for publications pertaining to any of them. In no circumstances shall I be entitled to any further compensation for any action taken under this Section.

Upon ceasing employment with GEC or my work with Geac I will immediately turn over to GEC, Geac and their respective affiliates all property then in my possession or under my control belonging to GEC, Geac or such affiliates, or any past, present or prospective customer, client, supplier or business partner of GEC, Geac or an affiliate.

4.       Exclusivity and Dedication

During the period of my employment with GEC and my work with Geac:

(a) I shall devote my entire working time during the regular business hours assigned to my position with attention to such duties as may be assigned to me by GEC or Geac. During such time I shall faithfully and diligently serve and endeavour to further the interests of GEC, Geac and their respective affiliates;

(b)      I agree that I shall not engage in or become connected with:

         (i) any other business during my regular business hours at GEC or Geac; or

         (ii) any business which is in competition with GEC, Geac or any of their respective affiliates at any time.

(c) Geac acknowledges and agrees that I may serve on and I understand that these provisions will also apply in the event that I desire to serve on the board of directors of an outside organization. In addition, I understand that I must comply with the provisions of Geac's Business Conduct Policy.

5.       Conflicts

My employment with GEC and my work with Geac does not now and shall not in the future conflict with any obligations or interests that I have with any other person, business, organization or former employer. I agree to notify GEC and Geac in writing immediately upon having any knowledge to the contrary of any conflict or potential conflict.

6.       Non-Solicitation of Customers

I agree that during the term of this Agreement and for a period of 1 year immediately following the termination of my employment with GEC and my work with Geac, I shall not, on my own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly, solicit, contact, call upon, communicate or attempt to communicate with any customer or prospective customer of GEC, Geac or any of
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                                       14

their respective affiliates or any representative of any customer or prospective customer of GEC, Geac or any of their respective affiliates, with a view to the sale or provision of any deliverable or service competitive or potentially competitive with any deliverable or service sold or provided or under development by GEC, Geac or any of their respective affiliates during the 1 year immediately preceding the effective date of the termination of my employment.

7.       Non-Solicitation of Employees

I agree that while I am employed by GEC and during my work with Geac, and for a period of 1 year following the termination of my employment with GEC and my work with Geac, I shall not directly or indirectly, solicit, induce or attempt to induce any employee of GEC, Geac or any of their respective affiliates into leaving the employment of GEC, Geac or any such affiliate, nor shall I directly or indirectly participate in any organization's recruitment or hiring of employees of GEC, Geac or any of their respective affiliates.

8.       Term

This Agreement shall become effective when signed and shall terminate upon the termination of my employment with GEC, except that paragraphs 1, 2, 3, 6 and 7 and this paragraph 8 shall survive such termination.

9.       Severability

I acknowledge that each paragraph of this Agreement is separate from each other paragraph of this Agreement and if any one paragraph is found to be invalid, it shall not invalidate the remainder of this Agreement. Any paragraph found to be unenforceable shall be construed to be reformed to extend as far as is enforceable.

10.      Jurisdiction

This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

11.      Independent Legal Advice

I acknowledge I have read and understood this Agreement and have had the opportunity to obtain independent legal advice prior to the execution of this Agreement. In the event that I did not obtain such advice, I shall not use the absence of such advice in an attempt to obviate, alter, sever or otherwise terminate this Agreement or any part thereof.
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                                       15

12.      Entire Agreement

This Agreement shall supersede any previous confidentiality agreement or similar understanding which I may have had with GEC, Geac or any of their respective affiliates. Any amendments to this Agreement must be made in writing and signed by all of GEC, Geac and me.

DATED at BOSTON, this 25th day of NOVEMBER, 2002.

"Timothy Wright"                         "P. D. Birch"
-----------------------                  --------------------
Timothy Wright                           Witness

Timothy Wright                           P. D. Birch
-----------------------                  --------------------
(Print)                                  (Print)